UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 11, 2006

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720
Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

          On May 11, 2006, we entered into an employment agreement dated May 15, 2006 with I. Merrick Kerr to serve as Chief Financial Officer and Executive Vice President of our Company. The term of the employment agreement is for three years from May 15, 2006, subject to automatic renewal unless we or Mr. Kerr give prior notice.  The agreement provides for base compensation of $265,000 per year, subject to annual cost of living adjustments, provides Mr. Kerr with the opportunity to earn an annual cash bonus, and provides for his participation in our standard benefit programs and the reimbursement of reasonable business expenses. Also in connection with the agreement, we agreed to pay Mr. Kerr a one-time commencement payment of $30,000 payable within 30 days of May 15, 2006, and to grant Mr. Kerr 325,000 restricted stock units that are to be settled in shares of common stock of the Company. These restricted stock units will vest over a three-year period such that one-third will vest on each of Mr. Kerr’s one year, two year and three year anniversary dates of his vesting commencement date of May 15, 2006, subject to partial or complete acceleration under certain circumstances, including termination without cause, termination for good reason or upon a change in control (in each case as defined in the agreement). If Mr. Kerr is terminated without cause, terminated for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to pay Mr. Kerr severance including base salary continuation for 12-months, a target bonus for the year of termination equal to his then-applicable base salary, continuation of his health care benefits, and acceleration of the vesting of a portion of the restricted stock unit grant. If a termination entitling Mr. Kerr to severance occurs during the period of three months prior and two years after a change in control, the severance payment will be made in a lump sum, the bonus component will be increased to the extent the most recent prior actual annual bonus earned by Mr. Kerr exceeded his then applicable annual base salary, and the full restricted stock unit grant will vest. In addition, in the event any federal excise tax is payable with respect to any payment due to Mr. Kerr upon a change in control, we have agreed to pay such excise tax, including a gross-up payment. Subject to the severance obligations contained in the agreement, we may terminate Mr. Kerr’s employment at any time. Mr. Kerr has also executed a corporate confidentiality and proprietary rights agreement.

          Mr. Kerr’s employment agreement was approved by our Compensation Committee consisting solely of independent directors.  The summary provided above is qualified by the full text of the agreement which has been filed as an exhibit to this Current Report on Form 8-K.

          A copy of the employment agreement of Mr. Kerr is filed as Exhibit 99.1 hereto.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          Effective May 15, 2006, we appointed I. Merrick Kerr to serve as the Chief Financial Officer and Executive Vice President of the Company.  Mr. Kerr, age 39, served as Chief Financial Officer, for PPM Energy Inc., a subsidiary of ScottishPower Plc., from 2001 through October 2005; Financial Controller, Power Supply for PacifCorp from 2000 through 2001; and for ScottishPower Plc., Team Leader, Transition Team from 1999 through 2000, Pricing & Costing Manager, Energy Supply from 1998 through 1999, Forecasting Manager, Energy Supply from 1997 though 1998, Financial Projects Manager, Generation Wholesale from 1995 through 1997, Systems Accountant, Group Finance from 1993 through 1995.

          To our knowledge, Mr. Kerr is not a party to any transaction described in Section 404(a) of Regulation S-K except for normal compensation arrangements.  The employment agreement with Mr. Kerr is summarized in Item 1.01 of this Current Report on Form 8-K.

          A copy of the press release relating to the employment agreement described above is filed as Exhibit 99.2 hereto.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of the Exhibit

99.1	Employment Agreement between Rentech, Inc. and I. Merrick Kerr dated May 15, 2006.

99.2	Press Release by Rentech, Inc. describing the employment of I. Merrick Kerr dated May 12, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: May 17, 2006	By:	/s/ Amanda M. Darby

Amanda M. Darby
General Counsel and Secretary